March 14, 2016

Erin Energy Corporation f/k/a CAMAC Energy Inc.
1330 Post Oak Blvd., Suite 2250
Houston, Texas 77056

Attention: Chief Financial Officer

Re: Extension of Maturity Date for Convertible Note Due dated March 11, 2015 and due December
31, 2016 (the "Note")

Dear Sir:

Per your request and pursuant to Section 10 of the Note, this letter serves as an amendment to the Note, whereby the Maturity Date is hereby extended to December 31, 2017 and all references to "December 31, 2016" in the Note is hereby changed to "December 31, 2017".

Lender understands that Borrower shall participate in certain capital fundraising efforts within the next twelve (12) month period. Thus, in consideration of the above extension, upon the first successful debt fundraising event (the "Debt Fundraising Event") and the first successful equity fundraising event (the “Equity Fundraising Event”) completed during the term of the Note, Borrower shall be obliged as follows:

1.
Borrower shall pay to Lender an amount equal to ten percent (10%) of any debt raised in the Debt Fundraising Event toward the balance of all accounts then due and payable to the following members of the CAMAC group of companies:

a.	CAMAC International Corporation

b.	CAMAC Nigeria Limited

c.	CAMAC International Limited

d.	Oceanic Consultants Nigeria Limited

2.
Borrower shall pay to Lender an amount equal to twenty percent (20%) of any equity raised in the Equity Fundraising Event toward the outstanding balances due under any and all promissory notes, including the Note, currently extended to Borrower by Lender.

All other terms and conditions of the Note shall remain as provided in the Note.

Please indicate your acceptance of the terms of this letter by signing below.

Sincerely,

ACKNOWLEDGED AND AGREED TO BY:

Plot 1649, Olosa Street I Victoria Island, Lagos, Nigeria I Tel: +2341 4603357-9 I Fax: +234 1 2704271
Dr. Kase Lukman Lawal, Chairman
Kamoru A. Lawal, Mickey Lawal, lyabo Adegbemile, Kio Clement Bestmann, Adekule Alli, Olayide Olufemi, Directors